LIGHTING SCIENCE GROUP ANNOUNCES MERRILL LYNCH SHARED SAVINGS PROGRAM FOR ENVIRONMENTALLY-FRIENDLY LIGHTING FIXTURES

Merrill Lynch’s Pennington, NJ Garage Among the First to “Go Green”

DALLAS, TX — July 27, 2006 — Lighting Science Group Corporation (OTCBB:LSGP) today announced that Merrill Lynch & Co. Inc. has entered an agreement to become the first shared savings customer for Optimized Digital Lighting™ (ODL®) Low Bay lighting fixtures for installation in one of the garages at Merrill Lynch’s Pennington, NJ corporate campus. The agreement follows a successful, extensive beta test.

Lighting Science’s Low Bay lights contain an array of high brightness LEDs housed in a durable, attractive fixture. They consume approximately 75 watts, roughly 60% less than incumbent lighting technologies. Additionally, the lights last 50,000 hours, or 5.7 years on a 24x7x365 operating basis, approximately 300% to 500% longer than incumbent lighting technologies. Therefore, in addition to substantial energy savings, the lights essentially eliminate the high ongoing maintenance costs of incumbent lighting. In addition, Lighting Science’s “solid state” ODL lighting solutions are environmentally friendly since they use less energy and do not contain any of the harmful gases used by some types of conventional lighting that require specialized disposal procedures.

Garages are substantial consumers of energy, and Merrill Lynch’s corporate campus garage is among the first to ‘go green.’

Chairman and CEO of Lighting Science, Ron Lusk, stated, “We are confident that Merrill Lynch will be pleased with the significantly lower energy utilization, longer life and lower corresponding maintenance than conventional fixtures.

About Lighting Science Group Corporation
Lighting Science Group Corporation (www.lsgc.com) designs and sells highly energy efficient and environmentally friendly lighting solutions based on its proprietary Optimized Digital Lighting™ (ODL®) technology. The Company's patented and patent-pending designs and manufacturing processes enable affordable, efficient and long lasting LED based lighting systems to be quickly deployed in existing lighting applications and produce immediate cost savings and environmental benefits. Products include low bay fixtures for parking garages and industrial facilities, MR-16, R30, R25, G11, G25, candelabra and flame tip bulbs which can be purchased at store.lsgc.com.

Certain statements in the press release constitute "forward-looking statements" relating to Lighting Science Group Corporation within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding future events, our financial performance and operating results, our business strategy and our financing plans are forward-looking statements. In some cases you can identify forward-looking statements by terminology such as "may," "will," "would," "should," "could," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict, " "potential" or "continue, " the negative of such terms or other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements.

Lighting Science," "Optimized Digital Lighting" and "ODL" and the LSG concentric ovals are trademarks of Lighting Science Group Corporation.

Contacts:
Ron Lusk, Chairman & CEO
Lighting Science Group Corporation
214-382-3630

Investor Relations Counsel:
The Equity Group Inc.
Loren G. Mortman
212-836-9604
LMortman@equityny.com

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